Exhibit 3.195

CERTIFICATE OF FORMATION

OF

SAGE CREEK COAL COMPANY, LLC

1.	The name of the limited liability company is Sage Creek Coal Company, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 14th day of November, 2008.

By:	/s/ Edward L. Sullivan
Edward L. Sullivan Authorized Person

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

SAGE CREEK COAL COMPANY, LLC

1. The name of the limited liability company is:

Sage Creek Coal Company, LLC

2. Article 1 of the Certificate of Formation of the limited liability company is hereby amended to read in its entirety as follows:

“The name of the limited liability company is Peabody Sage Creek Mining, LLC.”

3. This Certificate of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 26th day of January, 2011.

Peabody Colorado Operations, LLC, its Sole Member

/s/ Kenneth L. Wagner
By: Kenneth L. Wagner Its: Vice President and Secretary